Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $7.2 Million, or $1.20 Per Diluted Share, in First Quarter 2022

ANCHORAGE, Alaska - April 28, 2022 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $7.2 million, or $1.20 per diluted share, in the first quarter of 2022, compared to $8.1 million, or $1.31 per diluted share, in the fourth quarter of 2021, and $12.2 million, or $1.94 per diluted share, in the first quarter a year ago. The decline in first quarter 2022 profitability was due to a decline in net interest income and mortgage banking income, a lower benefit for the provision for credit losses relative to prior comparable quarters and an increased provision for income taxes. These declines were partially offset by a decrease in expenses primarily due to lower mortgage loan origination commissions relative to prior comparable quarters.

Dividends per share increased to $0.41 in the first quarter of 2022, compared to $0.38 per share in the fourth quarter of 2021 and $0.37 per share in the first quarter of 2021, reflecting management's and the Board of Directors’ plan to continue increasing returns to the Company's shareholders. Share repurchases also continued with 133,105 shares, or 2% of shares outstanding, repurchased in the first quarter.

“The first quarter set the stage for continued profitable growth at Northrim with our efforts to build on our Paycheck Protection Program success benefiting from increasing economic activity and an improving interest rate environment,” said Joe Schierhorn, President and Chief Executive Officer. “Expense discipline continues to be a key focus which we believe will increase operating leverage as we expect to grow revenue while maintaining expenses.”

First Quarter 2022 Highlights:

•Increased dividends per share to $0.41, an increase of 7.9% from the fourth quarter of 2021 and 10.8% from the first quarter of 2021.
•Net income decreased to $7.2 million, or $1.20 per diluted share, in the first quarter of 2021 compared to $8.1 million, or $1.31 per diluted shares in the preceding quarter and $12.2 million, or $1.94 per diluted share in the first quarter of 2021.
•For the first quarter of 2022, Community Banking revenue was $22.8 million, compared to $23.5 million in the fourth quarter of 2021, and $21.0 million in the first quarter of 2021.
•Mortgage banking income was $7.0 million, compared to $7.3 million in the fourth quarter of 2021, and $13.6 million in the first quarter of 2021.
•Net interest income in the first quarter of 2022 decreased 1% to $19.3 million compared to $19.5 million in the first quarter of 2021 and decreased 11% compared to $21.7 million in the fourth quarter of 2021.
•Core net interest income* in the first quarter of 2022 (excluding Paycheck Protection Program ("PPP") interest and fees) increased 11% to $17.0 million in the first quarter of 2022, compared to $15.3 million in the first quarter of 2021.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 3.20% for the first quarter of 2022, a 34 basis point decrease from the fourth quarter of 2021 and a 72-basis point contraction compared to the first quarter of 2021 due primarily to the impact of lower PPP-related fees.

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•Return on average assets ("ROAA") was 1.12% and return on average equity ("ROAE") was 12.36% for the first quarter of 2022.
•Portfolio loans were $1.38 billion at March 31, 2022, down 3% from the preceding quarter and down 11% from a year ago, primarily as a result of PPP forgiveness.
•Core portfolio loans (loans excluding the impact from PPP), were $1.31 billion at March 31, 2022, up 1% from the preceding quarter and up 15% from a year ago. 73% of core portfolio loans are adjustable rate and are subject to rate increases as the prime rate and other indices increase.
•Total deposits were $2.34 billion at March 31, 2022, down 3% from $2.42 billion at December 31, 2021, and up 14% from $2.05 billion a year ago. Demand deposits increased 6% year-over-year to $812.5 million at March 31, 2022 and currently represent 35% of total deposits.
•Opened a loan production office in Nome, Alaska to become the second bank with operations in that market.
•Repurchased 133,105 shares in the first quarter of 2022 at an average price of $44.50 per share.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total assets	$2,626,160	$2,724,719	$2,609,946	$2,453,567	$2,351,243
Total portfolio loans	$1,377,387	$1,413,886	$1,450,657	$1,487,968	$1,548,924
Total portfolio loans (excluding PPP loans)	$1,313,114	$1,295,657	$1,247,297	$1,187,032	$1,146,470
Total deposits	$2,343,066	$2,421,631	$2,296,541	$2,146,438	$2,051,317
Total shareholders' equity	$225,832	$237,817	$242,474	$237,218	$231,452
Net income	$7,226	$8,114	$8,877	$8,345	$12,181
Diluted earnings per share	$1.20	$1.31	$1.42	$1.33	$1.94
Return on average assets	1.12%	1.23%	1.40%	1.42%	2.25%
Return on average shareholders' equity	12.36%	13.14%	14.47%	14.26%	21.40%
NIM	3.18%	3.52%	3.45%	3.48%	3.90%
NIMTE*	3.20%	3.54%	3.47%	3.50%	3.92%
Efficiency ratio	70.02%	73.48%	68.07%	67.00%	60.24%
Total shareholders' equity/total assets	8.60%	8.73%	9.29%	9.67%	9.84%
Tangible common equity/tangible assets*	8.04%	8.19%	8.73%	9.07%	9.22%
Book value per share	$38.39	$39.54	$39.25	$38.22	$37.29
Tangible book value per share*	$35.67	$36.88	$36.66	$35.64	$34.71
Dividends per share	$0.41	$0.38	$0.38	$0.37	$0.37
Common stock outstanding	5,881,708	6,014,813	6,177,300	6,206,913	6,206,913

* References to core net interest income, NIMTE, tangible book value per share, and tangible common equity to tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

1st Quarter Update:

“We continue to expand our banking relationships with customers obtained through PPP and expect the trend to continue for the next few quarters,” said Joe Schierhorn, President and Chief Executive Officer.

•Growth and Paycheck Protection Program:
◦In 2020 and 2021, Northrim funded a total of nearly 5,800 PPP loans totaling $612.6 million to both existing and new customers. Management estimates that Northrim funded approximately 24% of the number and 32% of the value of all Alaska PPP second round loans.

◦As of March 31, 2022, PPP has resulted in 2,344 new customers totaling $64.6 million in non-PPP loans, and $121.1 million in new deposit balances.

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◦As of March 31, 2022, Northrim customers had received forgiveness through the U.S. Small Business Administration ("SBA") on 4,988 PPP loans totaling $548.3 million, of which 537 PPP loans totaling $56.9 million were forgiven in the first quarter of 2022, and 4,451 PPP loans totaling $491.4 million were forgiven in 2021. Of the PPP loans forgiven in the first quarter of 2022, 509 loans totaling $56.1 million related to PPP round two. As of March 31, 2022, approximately 99% of PPP round one and 74% of PPP round two loans have been forgiven.

•Customer Accommodations: The Company implemented assistance to help its customers experiencing financial challenges as a result of COVID-19 in addition to participation in PPP lending. As of March 31, 2022, these accommodations include interest only and deferral options on loan payments. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of March 31, 2022, December 31, 2021, and March 31, 2021 were as follows:

Loan Modifications due to COVID-19 as of March 31, 2022
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$45,074	$—	$45,074
Number of modifications	13	—	13
Number of relationships	3	—	3

Loan Modifications due to COVID-19 as of December 31, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$49,219	$—	$49,219
Number of modifications	16	—	16
Number of relationships	6	—	6

Loan Modifications due to COVID-19 as of March 31, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$65,201	$23,066	$88,267
Number of modifications	21	8	29
Number of relationships	10	4	14

These loan accommodations are scheduled to return to normal principal and interest payments in 2022, with $36.6 million, or 81% of the $45.1 million in COVID-19 loan accommodations outstanding as of March 31, 2022 scheduled to return to normal principal and interest payments by the end of the second quarter of 2022.

•Provision for Credit Losses: Northrim booked a benefit for credit loss provisions of $150,000 for the quarter ended March 31, 2022. This compares to a benefit for credit loss provisions of $1.1 million during the previous quarter and a $1.5 million benefit for credit losses in the first quarter a year ago. The provision for the current quarter was recorded using a discounted cash flow model under the Current Expected Credit Loss ("CECL") methodology and reflects expected lifetime credit losses on loans and off-balance sheet unfunded loan commitments. The decrease in the provision for credit loss in the first quarter of 2022 is primarily the result of changes in the timing of estimated future cash flows and improvement in economic assumptions used to estimate lifetime credit losses in the loan portfolio which were only partially offset by growth in core loans.

•Credit Quality: Nonaccrual loans, net of government guarantees decreased to $8.7 million at March 31, 2022, compared to $10.7 million in the previous quarter. Net adversely classified loans decreased to $11.7 million at March 31, 2022, compared to $16.9 million in the first quarter a year ago. Net loan charge-offs were $262,000 in the first quarter of 2022, compared to net loan recoveries of $44,000 in the first quarter of 2021.

•Capital Management: At March 31, 2022, the Company’s tangible common equity to tangible assets* ratio was 8.04% and the capital of Northrim Bank (the "Bank") was well in excess of all regulatory requirements.

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During the first quarter of 2022, the Company repurchased 133,105 shares of common stock under the previously announced share repurchase programs, with 200,619 shares remaining of the 300,000 shares previously authorized for repurchase in February 2022 .

Alaska Economic Update
(Note: sources for information included in this section are included on page 12.)

The Alaska economy showed broad improvements in 2021 and the first quarter of 2022 as it rebounded from the pandemic lows of 2020. Mark Edwards, EVP Chief Credit Officer and Bank Economist summarizes, “A steady recovery of jobs in nearly every sector resulted from improved tourism, rising oil prices, a strong housing market and consumer liquidity from government stimulus programs. We believe that the potential effects of rising interest rates, high inflation, and supply chain disruptions are the most pressing issues facing the economy in 2022.”

The Alaska Department of Labor ("DOL") has released data through February of 2022. The DOL reports total payroll jobs in Alaska in February 2022 increased 2.4% or 7,100 jobs compared to February of 2021. The Oil and Gas sector showed the fastest year over year increase of 10.8%. Tourism related jobs were the hardest hit from the pandemic travel restrictions. The Leisure and Hospitality sector improved 10.2% since February of 2021. Other sectors showing improvement over the last 12 months include Wholesale Trade (+8.3%); Other Services (+8%); Construction (+6%); and Trade, Warehousing, and Utilities (+4.7%). The only private sector payroll jobs to decline year over year were Information with 100 fewer jobs, down 2.1%, and Health Care with 200 fewer jobs, down 0.5%. The Government sector was up slightly 0.4%, an increase of 300 jobs through February 2022 as compared to the preceding February.

Alaska’s Gross State Product (“GSP”), seasonally adjusted at annualized rates, for the fourth quarter of 2021 was up 3% to $58 billion, according to the Federal Bureau of Economic Analysis ("BEA") in a report that was released March 31, 2022. Alaska’s GSP declined at an annualized rate of 7% in the first quarter of 2021, but improved 4%, 0.4% and 3% in the second, third and fourth quarters of 2021, respectively. The BEA’s preliminary estimate for Alaska is an overall annual growth in GSP of 0.3% in 2021.

Alaska’s seasonally adjusted personal income in 2021 was $49.2 billion, an improvement of 5.9% for the year according to the BEA. Alaska’s personal income grew 3.3% annualized in the fourth quarter of 2021, over the third quarter, primarily due to a $336 million increase in wage earnings for the quarter. This resulted from inflationary pressure on salaries and an improvement in the total number of jobs. The Health Care sector had the largest increase in wage earnings in Alaska for the fourth quarter and for all of 2021. There were also notable improvements in total wage earnings in Accommodations and Food Services; Retail Trade; Transportation and Warehousing; and Construction.

The price of Alaska North Slope crude oil began 2021 averaging $55.56 in January and climbed steadily throughout the year to a monthly average high of $84.36 a barrel in October. 2022 began with a monthly average of $86.50 in January and rose steadily due to rising global demand and the war in Ukraine to average $110.41 a barrel in the month of March 2022.

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate improved from 0.63% at the end of 2019 to 0.45% at the end of 2020 and 0.32% at the end of 2021. The comparable national average rate was higher than Alaska at 0.42% at the end of 2021.

The Mortgage Bankers Association survey reported that the percentage of delinquent mortgage loans at the end of 2019 in Alaska was 2.9%. This increased to 6.2% at the end of 2020 after the effects of COVID-19 impacted jobs. By the end of 2021 it has improved to 4.1% in Alaska. According to the survey, the comparable delinquency rate for the entire country remains higher than Alaska at 4.6% at the end of 2021.

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According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 6.9% in 2021 to $424,148. Average sales prices in the Matanuska Susitna Borough rose 15.6% in 2021 to $347,974, continuing a decade of consecutive price gains. These two markets represent where the vast majority of the Bank’s residential lending activity occurs. Prices also increased 13.9% in the Fairbanks North Star Borough, 13% in the Kenai Peninsula Borough, and 13.8% in the Kodiak Island Borough in 2021.

The number of housing units sold in Anchorage was up by 11.2% in 2021, as compared to the prior year, following an increase of 19.6% in 2020 as compared to 2019, as reported by the Alaska Multiple Listing Services. The Matanuska Susitna Borough also had strong sales activity, up 11.6% in 2021 and 9.7% in 2020 in each case as compared to the preceding year. We believe that rising interest rates will moderate this level of activity in 2022.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the first quarter of 2022, Northrim generated a ROAA of 1.12% and a ROAE of 12.36%, compared to 1.23% and 13.14%, respectively, in the fourth quarter of 2021 and 2.25% and 21.40%, respectively, in the first quarter a year ago. Northrim’s ROAE is above peer averages posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 20211.

Net Interest Income/Net Interest Margin

Net interest income decreased 1% to $19.3 million in the first quarter of 2022 compared to $19.5 million in the first quarter of 2021 and decreased 11% compared to $21.7 million in the fourth quarter of 2021. Interest income benefited from the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness by the SBA. During the first quarter of 2022, Northrim received $56.9 million in loan forgiveness through the SBA, compared to $88.5 million in loan forgiveness during the prior quarter, resulting in total net PPP fee income of $2.1 million and $3.6 million, respectively. As of March 31, 2022, there was $2.4 million of net deferred PPP fee income remaining.

NIMTE* was 3.20% in the first quarter of 2022 compared to 3.54% in the preceding quarter and 3.92% in the first quarter a year ago. NIMTE* decreased compared to the prior quarter primarily due to lower SBA PPP fee income recognition as noted above. Additionally, the fourth quarter of 2021 included $675,000 of nonaccrual interest income related to the collection of amounts due for one nonperforming loan that paid off during the quarter. Also notable during the first quarter of 2022 was the impact of SBA PPP loan fees and interest on net interest income, which increased our NIMTE* by 29 basis points during the quarter compared to what our NIMTE* would have been if we had not made any SBA PPP loans. “The increase in the margin from SBA PPP loans this quarter is the result of recognition of fee income on loans that were forgiven, which we expect to continue to decrease in 2022 as SBA PPP loan forgiveness slows as remaining SBA PPP loan balances continue to decline,” said Jed Ballard, Chief Financial Officer. “We expect net interest margin improvement with increases in interest rates in 2022, as nearly 73% of our loan portfolio has adjusting rates and our large cash position will reprice immediately upon any rate increases,” continued Ballard. NIMTE* continues to be impacted by the increased liquidity Northrim has

1As of December 31, 2021, the S&P U.S. Small Cap Bank Index tracked 289 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 2.79%. ROAA 1.09%, and ROAE 9.82%.

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experienced in conjunction with the SBA PPP loans and the overall increase in deposits. Northrim's NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 20211.

Provision for Credit Losses

Northrim recorded a benefit to the provision for credit losses of $150,000 in the first quarter of 2022, which includes a $17,000 provision for credit losses on unfunded commitments and a benefit of $167,000 for credit losses on loans. This compares to a benefit to the provision for credit losses of $1.1 million in the fourth quarter of 2021, and a benefit to the provision for credit losses of $1.5 million in the first quarter a year ago. “The decrease in the benefit for credit losses during the quarter primarily follows our current assessment of risks associated with the economy and reflects expected lifetime credit losses based upon the conditions that existed as of quarter end,” said Ballard. “The ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, as well as loan portfolio composition, quality, and portfolio duration.”

Nonperforming loans, net of government guarantees, decreased during the quarter to $8.7 million at March 31, 2022, compared to $10.7 million at December 31, 2021, and decreased compared to $13.1 million at March 31, 2021. The allowance for credit losses was 130% of nonperforming loans, net of government guarantees, at the end of the first quarter of 2022, compared to 110% three months earlier and 113% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $10.8 million, or 36% of total first quarter 2022 revenues, as compared to $9.6 million, or 31% of revenues in the fourth quarter of 2021, and $15.9 million, or 45% of revenues in the first quarter of 2021. The increase in other operating income in the first quarter of 2022 as compared to the preceding quarter is primarily the result of $2.0 million in life insurance proceeds received in connection with the death of the Company’s former Executive Vice President, General Counsel and Corporate Secretary who passed away on November 11, 2021. This increase was only partially offset by decreases in the value of marketable equity securities, mortgage banking income, and purchased receivable income. The decrease in other operating income in the first quarter of 2022 as compared to the first quarter a year ago was due primarily to a lower volume of mortgage activity, which was only partially offset by the $2.0 million in life insurance proceeds in the first quarter of 2022.

Other Operating Expenses

Operating expenses were $21.1 million in the first quarter of 2022, compared to $23.0 million in the fourth quarter of 2021, and $21.3 million in the first quarter of 2021. The decrease in other operating expenses in the first quarter of 2022 compared to the fourth quarter of 2021 is primarily due to lower mortgage commissions expense due to lower mortgage volume, as well as lower marketing expense due to decreases in charitable contributions and sponsorship expenses, which the Company often pays in the fourth quarter each year.

Income Tax Provision

In the first quarter of 2022, Northrim recorded $1.9 million in state and federal income tax expense for an effective tax rate of 21.3%, compared to $1.3 million, or 13.4% in the fourth quarter of 2021 and $3.4 million, or 21.7% in the first quarter a year ago. The increase in the tax rate in the first quarter of 2022 as compared to the fourth quarter of 2021 is primarily the result of decreased tax benefits related to equity compensation and the Company's investment in low income housing tax credits.

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Community Banking

“Our strategy of Land and Expand has been effective in increasing and strengthening our client relationships since the strategy was launched in the second quarter of 2020,” said Schierhorn. “We have built on our success in PPP while expanding into new markets and making strategic hires. These efforts, combined with an improving competitive environment, have allowed us to increase our deposit market share over the last two years per the FDIC from 11.06% as of June 30, 2019 to 13.00% as of June 30, 2021, an increase of 17.5%.”

Net interest income in the Community Banking segment totaled $18.9 million in the first quarter of 2022, compared to $21.2 million in the fourth quarter of 2021 and $18.7 million in the first quarter of 2021. Net interest income benefited from $2.3 million of PPP income in the first quarter of 2022, and $4.0 million of PPP income in the fourth quarter of 2021. As of March 31, 2022, there was $2.4 million of unearned loan fees net of costs related to round one and round two PPP loans.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net interest income	$18,909	$21,150	$19,728	$18,468	$18,734
(Benefit) for credit losses	(150)	(1,078)	(1,106)	(427)	(1,488)
Other operating income	3,841	2,308	2,765	2,772	2,274
Other operating expense	14,831	15,583	14,849	14,551	13,664
Income before provision for income taxes	8,069	8,953	8,750	7,116	8,832
Provision (benefit) for income taxes	1,641	1,211	1,955	1,850	1,452
Net income	$6,428	$7,742	$6,795	$5,266	$7,380
Weighted average shares outstanding, diluted	5,997,351	6,177,766	6,265,602	6,277,265	6,277,177
Diluted earnings per share	$1.07	$1.25	$1.08	$0.84	$1.18

Home Mortgage Lending

“The decreased activity in the mortgage market in the first quarter of 2022 represents a return to historical norms for this time of year as compared to the first quarter of 2021, which included high refinance volume,” said Ballard.

During the first quarter of 2022, mortgage loan volume was $143.6 million, of which 76% was for new home purchases, compared to $247.2 million and 70% of loans funded for new home purchases in the fourth quarter of 2021, and $301.0 million, of which 40% was for new home purchases in the first quarter of 2021.

Loan fundings decreased during the first quarter of 2022 as compared to the preceding quarter and year-over-year, driven by normal seasonality and lower refinance activity. The net change in fair value of mortgage servicing rights increased mortgage banking income by $711,000 during the first quarter of 2022, primarily due to a reduction in estimated prepayment speeds, which was generally caused by the increase in mortgage rates.

“Our mortgage servicing business, which we initiated to service loans primarily for the Alaska Housing Finance Corporation, generated continued growth throughout the quarter, which partially offset the reduction of the refinancing activity,” said Ballard. As of March 31, 2022, Northrim serviced 3,151 loans in its $789.4 million home-mortgage-servicing portfolio, a 2% increase compared to the $772.8 million serviced for the fourth quarter of 2021, and a 16% increase from the $682.8 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled 2.6% at March 31, 2022, compared to 3.7% at March 31, 2021. Mortgage servicing revenue contributed

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$1.8 million to revenues in the first quarter of 2022, compared to $2.0 million in the fourth quarter of 2021, and $2.2 million in the first quarter of 2021.

Total mortgage servicing income fluctuates based on the number of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights. The fair value of mortgage servicing rights is driven by interest rate volatility and the number of serviced mortgages that pay off during the period, as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was an increase of $711,000 for the first quarter of 2022, compared to a decrease of $549,000 for the fourth quarter of 2021 and a decrease of $1.0 million for the first quarter of 2021.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Mortgage commitments	$130,208	$81,617	$169,436	$173,994	$181,417
Mortgage loans funded for sale	$143,575	$247,249	$283,165	$286,314	$300,963
Mortgage loan refinances to total fundings	24%	30%	23%	31%	60%
Mortgage loans serviced for others	$789,382	$772,764	$750,327	$713,926	$682,827

Net realized gains on mortgage loans sold	$3,921	$7,214	$7,957	$9,470	$11,795
Change in fair value of mortgage loan commitments, net	409	(1,687)	533	(427)	98
Total production revenue	4,330	5,527	8,490	9,043	11,893
Mortgage servicing revenue	1,771	1,975	2,449	2,452	2,152
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	1,192	(89)	(928)	16	(180)
Other[2]	(481)	(460)	(530)	(583)	(829)
Total mortgage servicing revenue, net	2,482	1,426	991	1,885	1,143
Other mortgage banking revenue	170	316	412	432	586
Total mortgage banking income	$6,982	$7,269	$9,893	$11,360	$13,622

Net interest income	$395	$560	$704	$724	$759
Mortgage banking income	6,982	7,269	9,893	11,360	13,622
Other operating expense	6,270	7,416	7,685	7,785	7,663
Income before provision for income taxes	1,107	413	2,912	4,299	6,718
Provision for income taxes	309	41	830	1,220	1,917
Net income	$798	$372	$2,082	$3,079	$4,801

Weighted average shares outstanding, diluted	5,997,351	6,177,766	6,265,602	6,277,265	6,277,177
Diluted earnings per share	$0.13	$0.06	$0.34	$0.49	$0.76
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets decreased to $2.63 billion at March 31, 2022, down 4% from the preceding quarter and up 12% from a year ago. The current quarter decrease in total assets was the result of a large temporary deposit from the prior quarter, which left the Bank early in the first quarter of 2022. Northrim’s loan-to-deposit ratio was 59% at March 31, 2022, up slightly from 58% at December 31, 2021, and down from 76% at March 31, 2021.

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Liquidity levels are at record highs with interest bearing deposits in other banks at 513,482, representing 21% of interest-earning assets as of March 31, 2022, compared to 8% at March 31, 2021.

Average interest-earning assets were $2.46 billion in the first quarter of 2022, up 1% from $2.45 billion the fourth quarter of 2021 and up 21% from $2.03 billion in the first quarter a year ago. The average yield on interest-earning assets was 3.33% in the first quarter of 2022, down from 3.67% in the preceding quarter and down from 4.14% in the first quarter a year ago.

Average investment securities increased to $491.0 million in the first quarter of 2022, compared to $432.3 million in the fourth quarter of 2021 and $298.8 million in the first quarter a year ago. The average net tax equivalent yield on the securities portfolio was 1.23% for the first quarter of 2022, up from 1.17% in the preceding quarter and down from 1.45% in the year ago quarter. The average estimated duration of the investment portfolio at March 31, 2022, was four years. “The average duration in our investment securities portfolio has increased over the last couple of years as a result of lower interest rates, however, given our liquidity, we still have flexibility to deploy short-term funds into higher earning assets as rates are rising and are estimated to continue to rise over the next one to two years,” said Ballard.

“Core loans, excluding PPP loans, increased $17.5 million during the first quarter of 2022 as compared to the fourth quarter of 2021. Additionally, the loan pipeline looks strong and diversified geographically across all of our markets throughout the state. We continue to benefit from the PPP efforts as new customers look to expand and grow.” At March 31, 2022, commercial loans represented 37% of total loans, PPP loans represented 5% of total loans, commercial real estate owner occupied loans comprised 17% of total loans, commercial real estate non-owner occupied loans comprised 29% of total loans, and construction loans made up 9% of total loans. Portfolio loans were $1.38 billion at March 31, 2022, down 3% from the preceding quarter and down 11% from a year ago. Portfolio loans excluding the impact from PPP (core loans) were $1.31 billion at March 31, 2022 up 1% from the preceding quarter and up 15% from a year ago. Average portfolio loans in the first quarter of 2022 were $1.38 billion, which was down 2% from the preceding quarter and down 8% from a year ago. Yields on average portfolio loans in the first quarter of 2022 decreased to 5.27% from 5.75% in the fourth quarter of 2021 and increased from 5.08% in the first quarter of 2021. The decrease in the yield on portfolio loans in the first quarter of 2022 compared to the fourth quarter of 2021 is primarily due to lower SBA PPP fee income recognition as noted above. Additionally, the fourth quarter of 2021 included $675,000 of nonaccrual interest income related to the collection of amounts due for one nonperforming loan that paid off during the quarter.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Total deposits were $2.34 billion at March 31, 2022, down 3% from $2.42 billion at December 31, 2021, and up 14% from $2.05 billion a year ago. Demand deposits decreased by 8% from the prior quarter primarily due to the drawdown of a large temporary deposit, but increased 7% year-over-year to $812.5 million at March 31, 2022. Average interest-bearing deposits were up 5% to $1.53 billion with an average cost of 0.15% in the first quarter of 2022, compared to $1.46 billion and an average cost of 0.16% in the fourth quarter of 2021, and up 26% compared to $1.21 billion and an average cost of 0.32% in the first quarter of 2021.

“We continue to attract new customers through our outreach in the community, with a portion of our deposit and loan growth coming from the over 2,300 new customers we gained from helping with PPP lending,” said Schierhorn. “The Land and Expand program is working with $64.6 million of core loan growth and $121.1 million of deposit growth coming from new customers obtained from our PPP efforts as of March 31, 2022. The investments in our people, products and services have allowed us to attract a broader customer base and convert new PPP customers into full banking relationships.”

Shareholders’ equity was $225.8 million, or $38.39 book value per share, at March 31, 2022, compared to $237.8 million, or $39.54 book value per share, at December 31, 2021 and $231.5 million, or $37.29 book value per share, a year ago. Tangible book value per share* was $35.67 at March 31, 2022, compared to $36.88 at December 31, 2021, and $34.71 per share a year ago. The decrease in shareholders' equity in the first quarter of 2022 as compared to the fourth quarter of 2021 was largely the result of the decrease in the fair value of the available for

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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sale securities portfolio, which decreased $11.7 million, net of tax, during the quarter. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 13.76% at March 31, 2022, compared to 14.08% at December 31, 2021, and 14.55% at March 31, 2021.

Asset Quality

“We are pleased with our continued core loan growth that we are obtaining throughout our markets, however, we remain cautious. There are many global economic factors which have the potential to impact the industries in our market, particularly tourism and hospitality, and therefore we continue to maintain elevated credit monitoring structures,” said Ballard.

Nonperforming assets ("NPAs") net of government guarantees were $13.1 million at March 31, 2022, down from $15.0 million at December 31, 2021 and from $19.6 million a year ago. Of the NPAs at March 31, 2022, $7.0 million, or 54% are nonaccrual loans related to six commercial relationships. One of these relationships, which totaled $979,000 at March 31, 2022, is a business in the medical industry.

Net adversely classified loans were $11.7 million at March 31, 2022, as compared to $13.7 million at December 31, 2021, and $16.9 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan charge-offs were $262 thousand in the first quarter of 2022, compared to net loan charge-offs of $1.1 million in the fourth quarter of 2021, and net loan recoveries of $44 thousand in the first quarter of 2021.

Performing restructured loans that were not included in nonaccrual loans at March 31, 2022, net of government guarantees were $596,000, down from $773,000 three months earlier and down from $812,000 a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Excluding SBA PPP loans, Northrim had $118.6 million, or 9% of total portfolio loans, in the Healthcare sector; $95.2 million, or 7% of portfolio loans, in the Tourism sector; $67.0 million, or 5% of portfolio loans, in the Aviation (non-tourism) sector; $55.1 million, or 4% in the Fishing sector; $50.6 million, or 4% in the Accommodations sector; $49.7 million, or 4% in the Restaurants and Breweries sector; and $42.3 million, or 3% in Retail loans as of March 31, 2022.

Northrim estimates that $65.1 million, or approximately 5% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of March 31, 2022, and $4.2 million of these loans are adversely classified. As of March 31, 2022, Northrim has an additional $64.3 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 17 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and loan production offices in Kodiak and Nome, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of previously-enacted fiscal stimulus from the federal government and a potential infrastructure bill; the timing of PPP loan forgiveness; the impact of interest rates, inflation, supply-chain constraints, trade policies and tensions, including tariffs, and potential geopolitical instability, including the war in Ukraine; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://fred.stlouisfed.org/series/MORTGAGE30US

https://www.sba.gov/document/report-paycheck-protection-program-weekly-reports-2021

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
	2022	2021	2021
Interest Income:
Interest and fees on loans	$18,268	$20,954	$19,424
Interest on portfolio investments	1,548	1,322	1,134
Interest on deposits in banks	242	199	38
Total interest income	20,058	22,475	20,596
Interest Expense:
Interest expense on deposits	575	582	949
Interest expense on borrowings	179	183	154
Total interest expense	754	765	1,103
Net interest income	19,304	21,710	19,493

(Benefit) provision for credit losses	(150)	(1,078)	(1,488)
Net interest income after provision (benefit) for credit losses	19,454	22,788	20,981

Other Operating Income:
Mortgage banking income	6,982	7,269	13,622
Keyman insurance proceeds	2,002	—	—
Bankcard fees	804	892	740
Purchased receivable income	402	622	532
Service charges on deposit accounts	374	354	290
Unrealized gain (loss) on marketable equity securities	(422)	(128)	(84)
Other income	681	568	796
Total other operating income	10,823	9,577	15,896

Other Operating Expense:
Salaries and other personnel expense	14,106	15,011	14,728
Data processing expense	1,992	2,128	2,035
Occupancy expense	1,726	1,842	1,660
Professional and outside services	722	832	624
Insurance expense	566	628	314
Marketing expense	425	1,132	404
Intangible asset amortization expense	6	10	9
OREO expense, net rental income and gains on sale	(12)	(65)	(36)
Other operating expense	1,570	1,481	1,589
Total other operating expense	21,101	22,999	21,327

Income before provision for income taxes	9,176	9,366	15,550
Provision for income taxes	1,950	1,252	3,369
Net income	$7,226	$8,114	$12,181

Basic EPS	$1.22	$1.33	$1.96
Diluted EPS	$1.20	$1.31	$1.94
Weighted average shares outstanding, basic	5,938,037	6,100,160	6,219,871
Weighted average shares outstanding, diluted	5,997,351	6,177,766	6,277,177

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2022	2021	2021

Assets:
Cash and due from banks	$19,326	$20,805	$20,332
Interest bearing deposits in other banks	513,482	625,022	183,258
Investment securities available for sale, at fair value	488,347	426,684	303,810
Investment securities held to maturity	24,750	20,000	20,000
Marketable equity securities, at fair value	7,997	8,420	9,471
Investment in Federal Home Loan Bank stock	3,828	3,107	3,116
Loans held for sale	49,980	73,650	116,128
Portfolio loans	1,377,387	1,413,886	1,548,924
Allowance for credit losses, loans	(11,310)	(11,739)	(14,764)
Net portfolio loans	1,366,077	1,402,147	1,534,160
Purchased receivables, net	8,552	6,987	11,818
Mortgage servicing rights, at fair value	15,422	13,724	11,657
Other real estate owned, net	5,638	5,638	7,563
Premises and equipment, net	37,416	37,164	38,171
Lease right of use asset	10,432	11,001	11,934
Goodwill and intangible assets	16,003	16,009	16,037
Other assets	58,910	54,361	63,788
Total assets	$2,626,160	$2,724,719	$2,351,243

Liabilities:
Demand deposits	$812,545	$887,824	$762,793
Interest-bearing demand	674,393	692,683	524,373
Savings deposits	351,681	348,164	325,625
Money market deposits	329,261	314,996	253,934
Time deposits	175,186	177,964	184,592
Total deposits	2,343,066	2,421,631	2,051,317
Other borrowings	14,404	14,508	14,749
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	10,402	10,965	11,883
Other liabilities	22,146	29,488	31,532
Total liabilities	2,400,328	2,486,902	2,119,791

Shareholders' Equity:
Total shareholders' equity	225,832	237,817	231,452
Total liabilities and shareholders' equity	$2,626,160	$2,724,719	$2,351,243

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	March 31, 2022		December 31, 2021		September 30, 2020		June 30, 2021		March 31, 2021
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$529,331	37%	$521,785	37%	$498,585	34%	$476,900	31%	$449,153	30%
SBA Paycheck Protection loans	66,680	5%	122,729	9%	211,449	14%	311,971	21%	414,381	26%
CRE owner occupied loans	230,350	17%	220,367	15%	206,756	14%	190,880	13%	178,476	11%
CRE nonowner occupied loans	397,212	29%	402,879	28%	405,666	28%	373,325	25%	368,145	23%
Construction loans	126,679	9%	121,104	8%	106,020	7%	115,917	8%	121,943	8%
Consumer loans	36,516	3%	36,565	3%	37,044	3%	36,420	2%	34,603	2%
Subtotal	1,386,768		1,425,429		1,465,520		1,505,413		1,566,701
Unearned loan fees, net	(9,381)		(11,543)		(14,863)		(17,445)		(17,777)
Total portfolio loans	$1,377,387		$1,413,886		$1,450,657		$1,487,968		$1,548,924

Composition of Deposits
	March 31, 2022		December 31, 2021		September 30, 2020		June 30, 2021		March 31, 2021
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$812,545	35%	$887,824	37%	$868,810	38%	$798,231	37%	$762,793	37%
Interest-bearing demand	674,393	29%	692,683	29%	644,035	28%	582,669	27%	524,373	26%
Savings deposits	351,681	15%	348,164	14%	330,465	14%	322,645	15%	325,625	16%
Money market deposits	329,261	14%	314,996	13%	278,529	12%	258,116	12%	253,934	12%
Time deposits	175,186	7%	177,964	7%	174,702	8%	184,777	9%	184,592	9%
Total deposits	$2,343,066		$2,421,631		$2,296,541		$2,146,438		$2,051,317

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	March 31,	December 31,	March 31,
	2022	2021	2021
Nonaccrual loans	$9,609	$11,650	$14,463
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	9,609	11,650	14,463
Nonperforming loans guaranteed by government	(907)	(978)	(1,382)
Net nonperforming loans	8,702	10,672	13,081
Other real estate owned	5,638	5,638	7,563
Repossessed assets	—	—	225
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$13,061	$15,031	$19,590
Nonperforming loans, net of government guarantees / portfolio loans	0.63%	0.75%	0.84%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.70%	0.88%	1.19%
Nonperforming assets, net of government guarantees / total assets	0.50%	0.55%	0.83%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.53%	0.60%	1.03%

Performing restructured loans	$2,978	$3,291	$2,354
Performing restructured loans guaranteed by government	(2,382)	(2,518)	(1,542)
Net performing restructured loans	$596	$773	$812
Nonperforming loans plus performing restructured loans, net of government
guarantees	$9,298	$11,445	$13,893
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.68%	0.81%	0.90%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	0.75%	0.94%	1.26%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.52%	0.58%	0.87%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	0.55%	0.63%	1.08%

Adversely classified loans, net of government guarantees	$11,652	$13,739	$16,902
Special mention loans, net of government guarantees	$4,211	$22,110	$14,629
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.03%	—%	0.05%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.03%	—%	0.07%

Allowance for credit losses / portfolio loans	0.82%	0.83%	0.95%
Allowance for credit losses / portfolio loans, net of government guarantees	0.92%	0.97%	1.34%
Allowance for credit losses / nonperforming loans, net of government
guarantees	130%	110%	113%

Gross loan charge-offs for the quarter	$295	$1,179	$163
Gross loan recoveries for the quarter	($33)	($53)	($207)
Net loan (recoveries) charge-offs for the quarter	$262	$1,126	($44)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.02%	0.08%	—%

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at December 31, 2021	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at March 31, 2022
Commercial loans	$7,139	$166	($703)	($295)	$—	($1,077)	$—	$5,230
Commercial real estate	4,121	—	(128)	—	—	—	—	3,993
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	281	—	(4)	—	—	—	—	277
Non-performing loans guaranteed by government	(978)	—	71	—	—	—	—	(907)
Total non-performing loans	10,672	166	(764)	(295)	—	(1,077)	—	8,702
Other real estate owned	5,638	—	—	—	—	—	—	5,638
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$15,031	$166	($764)	($295)	$—	($1,077)	$—	$13,061

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Charge-offs:
Plastic material and resin manufacturing	$—	$—	$—	$—	$150
Assisted living facility	19	—	—	—	—
Aircraft parts and auxiliary equipment manufacturing	—	185	—	110	13
Amusement and recreational activities	—	9	—	—	—
Scenic and sightseeing transportation	—	416	—	—	—
Site preparation contractors	276	224	—	—	—
Specialized freight trucking, long-distance	—	345	—	—	—
Total charge-offs	$295	$1,179	$—	$110	$163

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$538,537	0.18%	$521,930	0.15%	$120,875	0.12%
Portfolio investments	491,029	1.23%	432,330	1.17%	298,776	1.45%
Loans held for sale	52,630	3.08%	81,859	2.82%	114,585	2.73%
Portfolio loans	1,379,850	5.27%	1,410,597	5.75%	1,492,906	5.08%
Total interest-earning assets	2,462,046	3.33%	2,446,716	3.67%	2,027,142	4.14%
Nonearning assets	156,482		173,149		170,565
Total assets	$2,618,528		$2,619,865		$2,197,707

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,526,100	0.15%	$1,457,202	0.16%	$1,207,079	0.32%
Borrowings	24,777	2.91%	24,879	2.90%	25,100	2.47%
Total interest-bearing liabilities	1,550,877	0.20%	1,482,081	0.20%	1,232,179	0.36%

Noninterest-bearing demand deposits	794,702		852,405		687,789
Other liabilities	35,835		40,459		46,922
Shareholders' equity	237,114		244,920		230,817
Total liabilities and shareholders' equity	$2,618,528		$2,619,865		$2,197,707
Net spread		3.13%		3.47%		3.78%
NIM		3.18%		3.52%		3.90%
NIMTE*		3.20%		3.54%		3.92%
Cost of funds		0.13%		0.13%		0.23%
Average portfolio loans to average
interest-earning assets	56.04%		57.65%		73.65%
Average portfolio loans to average total deposits	59.46%		61.08%		78.79%
Average non-interest deposits to average
total deposits	34.24%		36.91%		36.30%
Average interest-earning assets to average
interest-bearing liabilities	158.75%		165.09%		164.52%

The components of the change in NIMTE* are detailed in the table below:

	1Q22 vs. 4Q21	1Q22 vs. 1Q21
Nonaccrual interest adjustments	(0.13)%	(0.01)%
Impact of SBA Paycheck Protection Program loans	(0.16)%	0.08%
Interest rates and loan fees, all other loans	(0.01)%	(0.06)%
Volume and mix of other interest-earning assets and liabilities	(0.04)%	(0.73)%
Change in NIMTE*	(0.34)%	(0.72)%

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
April 28, 2022
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Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2022	December 31, 2021	March 31, 2021
Book value per share	$38.39	$39.54	$37.29
Tangible book value per share*	$35.67	$36.88	$34.71
Total shareholders' equity/total assets	8.60%	8.73%	9.84%
Tangible Common Equity/Tangible Assets*	8.04%	8.19%	9.22%
Tier 1 Capital / Risk Adjusted Assets	13.76%	14.08%	14.55%
Total Capital / Risk Adjusted Assets	14.49%	14.79%	15.50%
Tier 1 Capital / Average Assets	9.00%	9.03%	10.33%
Shares outstanding	5,881,708	6,014,813	6,206,913
Total unrealized gain on AFS debt securities, net of income taxes	($14,390)	($2,722)	$177
Total unrealized (loss) on derivatives and hedging activities, net of income taxes	($20)	($684)	($340)

Profitability Ratios
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
For the quarter:
NIM	3.18%	3.52%	3.45%	3.48%	3.90%
NIMTE*	3.20%	3.54%	3.47%	3.50%	3.92%
Efficiency ratio	70.02%	73.48%	68.07%	67.00%	60.24%
Return on average assets	1.12%	1.23%	1.40%	1.42%	2.25%
Return on average equity	12.36%	13.14%	14.47%	14.26%	21.40%

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
April 28, 2022
20 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2022 and 2021. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net interest income	$19,304	$21,710	$20,432	$19,192	$19,493
Divided by average interest-bearing assets	2,462,046	2,446,716	2,348,423	2,215,256	2,027,142
Net interest margin ("NIM")[2]	3.18%	3.52%	3.45%	3.48%	3.90%

Net interest income	$19,304	$21,710	$20,432	$19,192	$19,493
Plus: reduction in tax expense related to
tax-exempt interest income	137	131	126	121	111
	$19,441	$21,841	$20,558	$19,313	$19,604
Divided by average interest-bearing assets	2,462,046	2,446,716	2,348,423	2,215,256	2,027,142
NIMTE[2]	3.20%	3.54%	3.47%	3.50%	3.92%

2Calculated using actual days in the quarter divided by 365 for the quarter ended in 2022 and 2021, respectively.

Core net interest income

Core net interest income is a non-GAAP measure defined as net interest income less interest income on SBA PPP loans. The most comparable GAAP measure is net interest income and the following table sets forth the reconciliation of core net interest income to net interest income.

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net interest income	$19,304	$21,710	$20,432	$19,192	$19,493

Net interest income	$19,304	$21,710	$20,432	$19,192	$19,493
Less interest income on SBA PPP loans	2,310	4,003	3,667	3,557	4,201
Core net interest income	$16,994	$17,707	$16,765	$15,635	$15,292

Northrim BanCorp Earns $7.2 Million, or $1.20 per Diluted Share in 1Q22
April 28, 2022
21 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Total shareholders' equity	$225,832	$237,817	$242,474	$237,218	$231,452
Divided by shares outstanding	5,882	6,015	6,177	6,207	6,207
Book value per share	$38.39	$39.54	$39.25	$38.22	$37.29

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Total shareholders' equity	$225,832	$237,817	$242,474	$237,218	$231,452
Less: goodwill and intangible assets	16,003	16,009	16,019	16,028	16,037
	$209,829	$221,808	$226,455	$221,190	$215,415
Divided by shares outstanding	5,882	6,015	6,177	6,207	6,207
Tangible book value per share	$35.67	$36.88	$36.66	$35.64	$34.71

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Total shareholders' equity	$225,832	$237,817	$242,474	$237,218	$231,452
Total assets	2,626,160	2,724,719	2,609,946	2,453,567	2,351,243
Total shareholders' equity to total assets	8.60%	8.73%	9.29%	9.67%	9.84%

Northrim BanCorp, Inc.	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total shareholders' equity	$225,832	$237,817	$242,474	$237,218	$231,452
Less: goodwill and other intangible assets, net	16,003	16,009	16,019	16,028	16,037
Tangible common shareholders' equity	$209,829	$221,808	$226,455	$221,190	$215,415

Total assets	$2,626,160	$2,724,719	$2,609,946	$2,453,567	$2,351,243
Less: goodwill and other intangible assets, net	16,003	16,009	16,019	16,028	16,037
Tangible assets	$2,610,157	$2,708,710	$2,593,927	$2,437,539	$2,335,206
Tangible common equity ratio	8.04%	8.19%	8.73%	9.07%	9.22%

Note Transmitted on GlobeNewswire on April 28, 2022, at 12:15 pm Alaska Standard Time.